                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    UST CORP.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                    UST CORP.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/ /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

                                           N/A
         ----------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

                                           N/A
         ----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

                                           N/A
         ----------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

                                           N/A
         ----------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount previously paid:

                                           N/A
         ----------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

                                           N/A
         ----------------------------------------------------------------------

    (3)  Filing Party:

                                           N/A
         ----------------------------------------------------------------------

    (4)  Date filed:

                                           N/A
         ----------------------------------------------------------------------


- ---------------

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 17, 1994

     Notice is hereby given that the Annual Meeting of Stockholders of UST Corp. (the "Company") will be held at 40 Court Street, Boston, Massachusetts, on Tuesday the 17th day of May, 1994 at 10:00 o'clock in the forenoon for the following purposes:

     1. To elect four Directors of the Company, each of whom will serve for a three-year term;

     2. To amend the Company's Stock Compensation Plan, to increase the number of shares of the Company's Common Stock that may be granted under the Plan in 1994 by 350,000 additional shares; and

     3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

     The close of business on March 31, 1994 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. The books for the transfer of stock will not be closed. This Notice and Proxy Statement will first be mailed to stockholders on or about April 20, 1994.

     If you do not expect to be present personally at the Annual Meeting of Stockholders, please sign, date and return the enclosed Proxy in the enclosed addressed envelope.

                                          By order of the Board of Directors

                                          /s/  ERIC R. FISCHER
                                          Eric R. Fischer, Clerk

April 20, 1994

                                   UST CORP.
                                40 COURT STREET
                             BOSTON, MASSACHUSETTS

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 1994

                                                                  April 20, 1994

     This Proxy Statement is furnished in connection with the solicitation of Proxies to be used at the Annual Meeting of Stockholders of UST Corp. (the "Company") to be held on May 17, 1994 and at any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

     The close of business on March 31, 1994 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.

     The financial statements of the Company for the fiscal year ended December 31, 1993, together with corresponding figures for the previous fiscal year, are contained in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1993 which was mailed to stockholders prior to, or simultaneously with, the mailing hereof.

     Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a Proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his Proxy is not limited by, or subject to, compliance with any specified formal procedure. He may revoke his Proxy by attending the meeting and voting in person. Proxies in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholders. Where a choice is not so specified, the shares represented by a properly executed Proxy will be voted (i) "for" the election of the four nominees for Director positions listed therein; and (ii) "for" the Amendment to the Company's Stock Compensation Plan to increase the number of shares of Common Stock that may be granted in 1994 under the Plan by 350,000 additional shares. The enclosed Proxy confers discretionary authority on the persons named therein (or their substitutes) to act on any other business which may properly come before the meeting. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. Should another matter, however, properly come before the meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

     The Company will bear all expenses in connection with the solicitation of Proxies, including the preparing, assembling and mailing of the Proxy Statement. Solicitation will be initially by mail, but employees and directors of the Company may solicit proxies by personal interview, by telephone or by telecopy without additional compensation therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names, or in the names of their nominees, which in either case are beneficially owned by others, with proxy material for transmittal to such beneficial owners and reimburse such record holders for their reasonable expenses in so doing. Confidential voting procedures will not be used in connection with the Annual Meeting.

     As of March 7, 1994, the Company had outstanding 17,411,800 shares of common stock, $0.625 par value per share ("Common Stock"), each entitled to one vote. A majority, or 8,705,901 of such shares, constitutes a quorum for the Annual Meeting. There are no outstanding shares of Preferred Stock of the Company.

                     PERSONS TO BE NOMINATED BY MANAGEMENT
                           FOR ELECTION AS DIRECTORS
                                (NOTICE ITEM 1)

     Section 50A of Chapter 156B of the Massachusetts General Laws provides for a Board of Directors of such number, to be fixed by the directors, as is a multiple of three, serving staggered three-year terms. The Board of Directors has fixed the number of Directors at eighteen (18). Two of the six positions on the Board of Directors expiring in 1994 at the meeting will remain vacant. The Board of Directors will have the power to fill those vacancies at any time. The Board of Directors, following the recommendation of the Nominating Committee, has recommended the following four nominees (all of whom are currently Directors) to fill the four positions, each of whom, if elected, will hold office for a three-year term until the 1997 annual meeting of stockholders and until his successor is chosen and qualified. Unless otherwise specified, Proxies will be voted in favor of the four nominees' election as Directors. Pursuant to the By-Laws of the Company, Directors will be elected by a plurality of the votes cast at the Meeting. Thus, shares for which authority to vote for one or more nominees is withheld will have no effect on the election.

                                                          POSITIONS (IN ADDITION TO
                                                          DIRECTOR OF THE COMPANY),
                                                          COMMITTEE MEMBERSHIPS AND
        NAME (AGE)         DIRECTOR SINCE       OFFICES WITH THE COMPANY AND ITS SUBSIDIARIES
  -----------------------  --------------   ------------------------------------------------------
  Domenic Colasacco (45)        1990        Executive Vice President of the Company and Chairman
                                            and President of United States Trust Company
  Francis X. Messina (64)       1988        Director, USTrust; Member, Compensation and Nominating
                                            Committees
  Samuel B. Sheldon (74)        1969        Member, Executive and Oversight Committees
  James V. Sidell (63)          1967        Chairman of the Executive Committee of the Company;
                                            Director, USTrust and United States Trust Company

     Mr. Colasacco is Executive Vice President of the Company and Chairman and President of United States Trust Company. Mr. Messina serves as President of Wildwood Estates of Braintree, Massachusetts (real estate development, management and leasing) and as President of F.X. Messina Construction Corp. (general contracting and construction). Mr. Sheldon is a retired businessman who before his retirement served as President of Mark Fore Industries, a division of Beatrice Foods Company. Mr. Sidell is the Chairman of the Executive Committee of the Company and President of Pomme Frite, Inc. in Cambridge, Massachusetts. Prior to April 1, 1993, Mr. Sidell was President and Chief Executive Officer of the Company.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive Officers and Directors are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of the copies of such forms and certain certifications received by it, the Company believes that, during 1993, all such filing requirements applicable to its Executive Officers and Directors were complied with by such individuals.

     There are currently fifteen Directors of the Company and three vacancies on the Board. Moreover, Mr. Falcone's term will end at the Annual Meeting and he will not seek reelection. Accordingly, after the Annual Meeting there would be four vacancies, which, as noted above, may be filled by the Board of Directors. The Company has agreed that Fox-Pitt, Kelton N.V. ("FPK"), which assisted the Company in raising approximately $22 million in capital overseas in August 1993, will have the right to designate, subject to Board approval, one director. To date, FPK has not proposed any designate to the Company.

     The following table sets forth certain information about those Directors of the Company whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for re-election at the Annual Meeting:

                                               POSITIONS (IN ADDITION TO DIRECTOR OF THE
                                                               COMPANY),
                                                       COMMITTEE MEMBERSHIPS AND
                                                   OFFICES WITH THE COMPANY AND ITS       TERM OF OFFICE
          NAME (AGE)          DIRECTOR SINCE                 SUBSIDIARIES                  WILL EXPIRE
  --------------------------  --------------   -----------------------------------------  --------------
  James M. Breiner (75)            1987        Chairman, UST Bank/Connecticut; Member,         1996
                                               Executive and Asset Quality Committees

  Robert L. Culver (45)            1993        Member, Audit and Compensation Committees       1995
  Neal F. Finnegan (56)            1993        President and Chief Executive Officer of        1995
                                               the Company; Member, Nominating Committee
  Walter A. Guleserian (62)        1985        Chairman, Nominating Committee and              1995
                                               Member, Asset Quality and Community
                                               Reinvestment Committees
  Wallace M. Haselton (72)         1971        Chairman, Audit Committee and Member,           1995
                                               Nominating Committee
  Gerald M. Ridge (64)             1982        Chairman, Community Reinvestment                1996
                                               Committee; Member, Asset Quality
                                               Committee; Vice Chairman, USTrust
  William Schwartz (60)            1981        Chairman of the Company; Vice Chairman of       1996
                                               the Board of the Company; Member,
                                               Oversight and Executive Committees
  Paul M. Siskind (78)             1967        Chairman of the Board of the Company;           1996
                                               Chairman, Oversight Committee and Member,
                                               Executive Committee
  Paul D. Slater (59)              1980        Chairman, Compensation and Asset Quality        1995
                                               Committees
  Michael J. Verrochi (54)         1974        Member, Executive, Nominating and               1996
                                               Oversight Committees, Director, USTrust

     Mr. Breiner is Chairman of the Board of UST Bank/Connecticut. He is also Chairman of the Board of First Connecticut Capital Corp. ("First Connecticut"), a financial services company whose shares of common stock are publicly traded. First Connecticut's plan of reorganization was confirmed by the federal bankruptcy court on January 9, 1992. Mr. Culver is Senior Vice President and Treasurer of Northeastern University, Boston, Massachusetts. Prior to 1991, Mr. Culver was a partner in the accounting firm of Coopers & Lybrand. Mr. Finnegan is President and Chief Executive Officer of the Company and USTrust. Prior to joining the Company, Mr. Finnegan served as Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. During the period from 1986 to 1988, he was President and Chief Operating Officer of the Bowery Savings Bank, based in New York City. From 1982 to 1986, Mr. Finnegan was Vice Chairman of Shawmut Corporation. Mr. Finnegan serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Guleserian is Chairman of the Board of Commander Properties, Inc. which does business under the name of the Sheraton Commander Hotel, Cambridge, Massachusetts. Mr. Haselton, a retired banker, was formerly Chairman of the Board of Key Bancshares of Maine, Inc., a bank holding company. Mr. Ridge is Vice Chairman of USTrust and President and Treasurer of Blue Hill Cemetery. Mr. Schwartz is Vice President/Academic Affairs at Yeshiva University in New York City. He also serves as Chairman of the Company and Vice Chairman of the Board of Directors of the Company. Mr. Schwartz is of counsel to the New York City law firm of Cadwalader, Wickersham & Taft. Mr. Schwartz is also a Director of Viacom, Inc., Viacom International, Inc. and Paramount Communications Inc. (diversified media, publishing and entertainment holding companies). Mr. Siskind, formerly Dean and Professor of Law at Boston University School of Law, is Chairman of the Board of Directors of the Company. Mr. Slater is a private investor who previously served as the Chairman and Chief Executive Officer of The Slater Company, a real estate and finance firm based in Boston, Massachusetts. Mr. Verrochi serves as Executive Vice President of Browning-Ferris Industries, Inc. (waste management); President of Monadnock Mountain Spring Water Inc. (producer of bottled water); Vice President and Treasurer of VRT Corp. (real estate development and construction); Treasurer of Marshfield Insurance Co., Inc.; President of Universal Construction Inc.; President of Park Properties, Inc. (parking facility); and as a trustee of several real estate trusts.

     Except as indicated above, each Director has been employed during the past five years in his respective positions.

     In case any person or persons named herein for election as a Director are not available for election at the Annual Meeting, Proxies in the accompanying form may be voted for a substitute nominee or nominees, as well as (in the absence of contrary instructions) for the balance of those named herein. The Board of Directors has no reason to believe that any of the nominees for election as Directors will be unavailable.

              OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Company's Board of Directors has an Audit Committee, Oversight Committee, Compensation Committee, Nominating Committee, Community Reinvestment Committee, Executive Committee and Asset Quality Committee. Members of each committee consist of Directors of the Company except that the Audit Committee and Community Reinvestment Committee also include Directors of banking subsidiaries of the Company.

     The Audit Committee reviews examinations of the Company and its subsidiaries that are conducted by regulatory agencies, reviews the results of audits of the Company and its subsidiaries by internal audit staff and independent auditors, and monitors implementation of recommendations that may be made from time-to-time. It also reviews risks related to litigation against the Company and the activities and reports of the internal loan review department of the Company and its subsidiaries. There were six meetings of the Audit Committee during 1993. Messrs. Haselton and Sydney Miller, (a Director of USTrust and United States Trust Company) serve as Co-Chairmen of the Committee and Messrs. Culver, Arthur Gillis (a Director of United States Trust Company) and David Engleson (a Director of UST Bank/Connecticut) also currently serve on the Audit Committee.

     In 1992 the Company established an Oversight Committee whose members are Mr. Siskind (Chairman) and Messrs. Schwartz, Sheldon and Verrochi. Mr. Fischer serves as Secretary to the Oversight Committee. This Committee, which held ten meetings in 1993, monitors the Company's compliance with the provisions of the bank regulatory agreements and orders under which the Company and two of its banking subsidiaries are operating and oversees the corporate organization of the Company and the responsibilities delegated to Executive Officers. The Oversight Committee is authorized to act on behalf of and to exercise the powers of the full Board of Directors when the Board is not in session, except as limited by Massachusetts law.

     In 1993, the Company changed the composition of the Compensation Committee from a Committee consisting of all outside Directors of the Company to one consisting of three members, Mr. Slater (Chairman) and Messrs. Culver and Messina. The Committee considers and, when appropriate, makes recommendations to the Board regarding employee and Director compensation (including stock compensation) matters. The Committee met three times in 1993.

     The Nominating Committee recommends candidates to fill vacancies on the Boards of Directors of the Company and its subsidiaries, as well as a slate of Directors of the Company for election by stockholders at the Annual Meeting. Its activities also include evaluation of the size and composition of the Boards of Directors of the Company and its subsidiaries. There were three meetings of the Nominating Committee during 1993. Messrs. Guleserian (Chairman), Finnegan, Haselton, Messina and Verrochi currently serve on the Nominating Committee.

     The Nominating Committee considers candidates for Director of the Company recommended by stockholders of the Company. Stockholders desiring to suggest candidates should advise Eric R. Fischer, Executive Vice President, General Counsel and Clerk of the Company in writing at 40 Court Street, Boston, MA 02108 on or before December 21, 1994 for the 1995 annual meeting, and include sufficient biographical material to permit an appropriate evaluation.

     In 1990 the Company established a Community Reinvestment Committee whose current members are Mr. Ridge (Chairman) and Mr. Guleserian and Messrs. Robert Coard and Edward Sullivan (Directors of USTrust) and Messrs. Stanley Shuman and Arthur Snyder (Directors of United States Trust Company). Representatives from UST/Conn report periodically to the Committee. The Committee held three meetings in 1993. The Community Reinvestment Committee reviews the Company's activities to ascertain whether the Company's banking subsidiaries are taking appropriate actions to assess and to help to meet the credit-related needs of the local communities served by the Company's banking subsidiaries.

     The current Members of the Company's Executive Committee are Mr. Sidell (Chairman) and Messrs. Breiner, Schwartz, Sheldon, Siskind and Verrochi. The Executive Committee acts in an advisory capacity to management and the Board with respect to marketing, customer relations, promotional issues and certain credit-related matters. The Executive Committee held no meetings in 1993.

     In 1993, the Board established an Asset Quality Committee to oversee management's efforts to reduce the level of the Company's non-performing assets. The Committee met eight times in 1993. It is chaired by Mr. Slater and its members include Messrs. Breiner, Guleserian and Ridge.

     During 1993, there were 13 meetings of the Board of Directors of the Company. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he served.

DIRECTOR'S FEES AND OTHER COMPENSATION


     Directors of the Company who are not otherwise full time officers or employees of the Company or any of its subsidiaries are paid a fee of $250 for each meeting of the Company's Board they attend, plus an annual stipend which in 1993 was $15,000. In addition, in 1993, Directors (other than full-time employees of the Company) received the following additional committee fees:

(i)     Oversight Committee          $1,000 per month
(ii)    Nominating Committee         $500 per meeting
(iii)   Audit Committee              $250 per meeting (except Chairmen who receive
                                     $1,000 per meeting)
(iv)    Compensation Committee       $250 per meeting (except Chairman who receives
                                     $500 per meeting and $500 per diem for work on
                                     committee matters when a meeting is not held)
(v)     Asset Quality Committee      $250 per meeting (except Chairman who receives
                                     $500 per meeting)
(vi)    CRA Committee                $250 per meeting (except Chairman who receives
                                     $500 per meeting)
(vii)   Executive Committee          $250 per meeting (except Chairman who receives
                                     $500 per meeting)

     Moreover, each Director (who was a Director on December 19, 1989 and who is not an employee of the Company) has been granted an option to acquire 5,250 shares of the Company's Common Stock at $6.07 per share pursuant to the Directors' Stock Option Plan.

     In addition to the foregoing in 1993: Mr. Ridge received $42,467 for services performed in his capacity as Vice Chairman of USTrust and Mr. Breiner received compensation in the amount of $20,314 for services performed as Chairman of the Board of UST Bank/Connecticut.

     Mr. Siskind received $84,245 for services performed in his capacity as Chairman of the Board of the Company in 1993 and, as an officer and employee, did not receive any of the director's fees described above.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The tables that appear below, together with the accompanying text and footnotes, provide information on compensation and benefits for the named Executive Officers, as determined by requirements of the Securities and Exchange Commission ("SEC"). Except for the information regarding individual stock option exercises, all the data regarding values for stock options and grants of Restricted Stock are hypothetical in terms of the amounts that an individual may or may not receive because such amounts are contingent on continued employment with the Company and the price of the Common Stock. All year-end values shown in these tables for outstanding stock options and restricted shares reflect a $10.625 price, which was the closing price of the Common Stock for December 31, 1993, as reported in the "NASDAQ" section of the Eastern Edition of The Wall Street Journal.

     The following table displays compensation information for the past three fiscal years for each of the named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION           LONG TERM
                                                            ----------------------  ------------------------
                                                                                      COMPENSATION AWARDS
                                                                                    ------------------------
                                                                                    RESTRICTED    SECURITIES
                                                                                      STOCK       UNDERLYING      ALL OTHER
          NAME AND                                           SALARY        BONUS     AWARD(S)      OPTIONS/     COMPENSATION
     PRINCIPAL POSITION                            YEAR        ($)          ($)       ($)(A)       SARS(#)         ($)(B)
     ------------------                            ----     ---------    ---------   ---------     -----------  ------------
Neal F. Finnegan,(C).............................   1993    $ 264,808    $  40,000   $ 517,500      150,000(C)    $2,250
President and Chief Executive Officer               1992           --           --          --           --           --
of the Company                                      1991           --           --          --           --           --

Domenic Colasacco,(D)............................   1993    $ 236,092    $ 579,287          --           --       $2,247
Executive Vice President of the Company,            1992    $ 224,914    $ 453,077          --           --       $3,000
Chairman and President,                             1991    $ 225,530    $ 310,801          --        4,200       $5,153
United States Trust Company

Theodore M. Shediac,(E)..........................   1993    $ 255,468    $  28,500          --           --       $2,350
Chairman, USTrust                                   1992    $ 231,690    $  28,500   $  43,750        5,000       $3,036
                                                    1991    $ 229,405    $  28,500          --       18,375       $5,153

Kathie S. Stevens,...............................   1993    $ 200,327    $  15,000          --           --       $1,900
Executive Vice President and Senior                 1992    $ 165,847           --   $  90,000       10,000       $2,057
Lending Officer, USTrust                            1991    $ 149,349           --          --       11,500       $3,406

Eric R. Fischer,.................................   1993    $ 186,502    $  15,000          --           --       $1,850
Executive Vice President,                           1992    $ 173,103           --   $  21,875           --       $2,204
General Counsel and Clerk of the Company            1991    $ 170,556           --          --       23,100       $4,018

Robert G. Truslow,(F)............................   1993    $ 248,656           --          --           --           --
Former President, USTrust                           1992    $ 211,827           --   $  87,500           --       $2,787
                                                    1991    $ 203,397           --          --           --       $4,577

Frank A. Morse,(G)...............................   1993    $ 218,060           --          --           --           --
Former President, UST Bank/Connecticut              1992    $ 201,642           --          --           --       $2,631
                                                    1991    $ 202,328           --          --       14,700       $4,577

James V. Sidell,(H)..............................   1993    $ 329,784           --          --           --           --
Chairman of the Executive Committee and             1992    $ 377,779           --          --           --       $3,169
Former President and Chief Executive                1991    $ 377,952           --          --        5,250       $5,283
Officer of the Company

- ---------------
[FN]

(A)  The 1993 values reflect a Common Stock closing price of $8.625 on April 20,
     1993, the date the award to Mr. Finnegan was made. The average closing price on the award dates for the 1992 grants was $8.75. There were no grants in 1991. As of December 31, 1993 each of the named Executive
     Officers held the following number of shares of Restricted Stock having the corresponding year-end market value:

                                                                  AS OF DECEMBER 31, 1993
                                                                 -------------------------
                                                                 TOTAL NUMBER    AGGREGATE
                                                                 OF RESTRICTED    MARKET
                NAME                                              SHARES HELD      VALUE
                ----                                             -------------   ---------
        Neal F. Finnegan.......................................      60,000      $637,500
        Domenic Colasacco......................................          --            --
        Theodore M. Shediac....................................       3,334      $ 35,424
        Kathie S. Stevens......................................       6,667      $ 70,837
        Eric R. Fischer........................................       1,667      $ 17,712
        Robert G. Truslow......................................          --            --
        Frank A. Morse.........................................          --            --
        James V. Sidell........................................          --            --


     These shares are forfeitable to the Company and subject to restrictions on transfer. The shares of Restricted Stock vest over periods which vary from three to seven years, subject to acceleration in the event of a "change of control" of the Company. The 1993 award of 60,000 shares to Mr. Finnegan vests over three years with one-third vesting on each of the first, second and third anniversaries of the date of grant. Upon grant the recipient has full voting and dividend rights with respect to all shares granted.


(B) The amounts reported for 1993 for each of the named Executive Officers consist of (i) allocations under the Company's Employee Stock Ownership Plan to Mr. Finnegan of $2,025, Mr. Colasacco of $2,022, Mr. Shediac of $2,115, Ms. Stevens of $1,710, and Mr. Fischer of $1,655 and (ii) allocations under the Company's Profit-Sharing Plan to Mr. Finnegan of $225, Mr. Colasacco of $225, Mr. Shediac of $235, Ms. Stevens of $190 and Mr. Fischer of $185.

(C) The Company entered into an Employment Agreement with Mr. Finnegan, dated as of April 1, 1993, pursuant to which Mr. Finnegan receives a base salary of $300,000 and received substantial stock-based compensation described herein. In addition to the 150,000 options listed in the table, Mr. Finnegan received an additional 200,000 options granted on January 3, 1994. See "Employment Agreements."

(D) Mr. Colasacco has an incentive arrangement pursuant to which he receives a percentage of pre-tax income, as defined, of the Asset Management Division of United States Trust Company. This arrangement was in effect in 1993.

(E) The cash bonuses paid to Mr. Shediac were agreed to by the Company in writing in 1990. The Company expects to enter into a Separation Agreement, which is subject to regulatory approval, with Mr. Shediac during the first half of 1994. See "Employment Agreements."

(F) The Company has entered into a Separation Agreement with Mr. Truslow. See "Employment Agreements."

(G) The Company has entered into a Separation Agreement with Mr. Morse. See "Employment Agreements."

(H) Mr. Sidell became Chairman of the Executive Committee and ceased being President and Chief Executive Officer of the Company on April 1, 1993. Effective July 1, 1993 he entered into a Transition Agreement with the Company which provides, among other matters, that, subject to Mr. Sidell's fulfillment of certain covenants and agreements, he will receive a consulting fee during the three year period ending on June 30, 1996 which will be paid at the rate of $250,000 per annum. Of the total salary amount shown for Mr. Sidell for 1993, $125,003 consists of consulting fees. See "Employment Agreements."

                            STOCK-BASED COMPENSATION

     The Stock Compensation Plan adopted in 1992 provides for granting of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards and
Performance Shares or a combination of the foregoing as a means through which the Company may attract and retain highly qualified officers and attract and encourage able persons to enter into and remain in its employ. The Plan is designed to encourage key employees of the Company and its subsidiaries to acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting the identity of interests between shareholders and key employees. For further information regarding this plan, see
Item 2 below.

     The following table provides details regarding stock options granted to the named Executive Officers in 1993 under the Stock Compensation Plan. In addition, in accordance with SEC rules, this table shows hypothetical gains on a pre-tax basis or "option spreads" that would exist for the respective options granted in 1993 for the named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term.

                             OPTION GRANTS IN 1993

                                         INDIVIDUAL GRANTS
                    -----------------------------------------------------------
                    NUMBER OF       % OF                                           POTENTIAL REALIZABLE VALUE
                    SECURITIES     TOTAL                  MARKET                    AT ASSUMED ANNUAL RATES
                    UNDERLYING    OPTIONS                VALUE ON                 OF STOCK PRICE APPRECIATION
                     OPTIONS     GRANTED TO   EXERCISE     GRANT                       FOR OPTION TERM(C)
                     GRANTED     EMPLOYEES     PRICE       DATE      EXPIRATION   ----------------------------
       NAME           (#)(A)      IN 1993     ($/SH.)    ($/SH)(B)      DATE        0%        5%        10%
       ----         ----------   ----------   --------   ---------   ----------   -------   -------   --------
Neal F. Finnegan...   40,000        26.67%     $ 7.50       $8.00      07/19/96   $20,000   $47,288   $ 99,300
                      50,000        33.33%     $ 8.00       $8.00      07/19/96   $ --      $63,050   $132,400
                      10,000         6.67%     $ 9.00       $8.00      07/19/96     --      $14,186   $ 29,970
                      20,000        13.33%     $10.00       $8.00      07/19/96     --      $31,525   $ 66,200
                      30,000        20.00%     $12.00       $8.00      07/19/96     --      $56,745   $119,160
Domenic Colasacco      --
Theodore M. Shediac    --
Kathie S. Stevens      --
Eric R. Fischer        --
Robert G. Truslow      --
Frank A. Morse         --
James V. Sidell        --

- ---------------

(A) Options vest over two years, 50% on each anniversary date of the date of grant.

(B) Closing price of Common Stock of the Company on the date of grant.

(C) Realizable value represents the difference between the assumed stock price at the expiration date and the exercise price.

     The following table shows stock option exercises by the named Executive
Officers during 1993, including the aggregate value realized upon exercise.
"Value realized upon exercise" represents the excess of the closing price of the Common Stock on the date of exercise over the exercise price. In addition, this table includes the number of shares remaining unexercised by both "exercisable"
(i.e., vested) and "unexercisable" (i.e., unvested) stock options as of December
31, 1993. Also reported are the values of "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock of $10.625.

      AGGREGATED OPTION EXERCISES IN 1993 AND YEAR-END 1993 OPTION VALUES

                                                                                                           VALUE OF
                                                                      NUMBER OF UNEXERCISABLE        UNEXERCISED, IN-THE
                                                                          OPTIONS HELD AT                   MONEY,
                                                                          FISCAL YEAR END         OPTIONS AT FISCAL YEAR END
                                                                     ------------------------    ---------------------------
                                             SHARES
                                            ACQUIRED      VALUE
        NAME                               ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----                               -----------   --------   -----------   -------------   -----------   -------------
Neal F. Finnegan.........................     --         $  --           --          150,000        $  --         $243,700
Domenic Colasacco........................     --         $  --          1,680          2,520        $ 7,650       $11,475
Theodore M. Shediac......................     --         $  --         12,025         11,350        $52,203       $41,469
Kathie S. Stevens........................     --         $  --          7,880         13,670        $30,775       $41,819
Eric R. Fischer..........................     --         $  --         13,860          9,240        $63,113       $42,075
Robert G. Truslow........................     36,750     $185,719        --             --          $  --         $  --
Frank A. Morse...........................     --         $  --         14,700           --          $66,938       $  --
James V. Sidell..........................     --         $  --          5,250           --          $23,906       $  --

                              RETIREMENT BENEFITS

     The following table presents the years of service to the Company and the 1993 remuneration covered by the Company's Pension Plan for the eight Executive
Officers with regard to whom information is provided in the Executive
Compensation Table.

                                                     YEARS OF SERVICE     COVERED REMUNERATION
                                                     ----------------     --------------------
        Neal F. Finnegan...........................           1                 $225,000
        Domenic Colasacco..........................          20                  224,700
        Theodore M. Shediac........................          14                  235,000
        Kathie S. Stevens..........................           8                  190,000
        Eric R. Fischer............................           8                  185,000
        Robert G. Truslow..........................           9                  162,994
        Frank A. Morse.............................          26                  201,875
        James V. Sidell............................          35                  192,156

     The following table reflects annual single life annuity retirement benefits payable (before deduction for Social Security benefits) to persons in specified
"final average" base salary and years of service classifications.

                                                               YEARS OF SERVICE
                                                     -------------------------------------
        BASE SALARY                                     15           20        25 AND OVER
        -----------                                  --------     --------     -----------
        $100,000.................................    $ 30,000     $ 40,000       $ 50,000
         125,000.................................      37,500       50,000         62,500
         150,000.................................      45,000       60,000         75,000
         175,000.................................      52,500       70,000         87,500
         200,000.................................      60,000       80,000        100,000
         225,000.................................      67,500       90,000        112,500
         250,000.................................      75,000      100,000        125,000
         300,000.................................      90,000      120,000        150,000
         400,000.................................     120,000      160,000        200,000
         450,000.................................     135,000      180,000        225,000

     To the extent that benefits cannot be provided under the Pension Plan or certain other retirement plans of the Company because of the limitations imposed by Section 415 of the Internal Revenue Code on the amount of such benefits payable, any balance of benefits otherwise payable under such Plans will be provided by the Company to eligible officers pursuant to an Excess Benefits Plan adopted by the Board of Directors in 1983. Furthermore, to the extent that benefits cannot be provided under the Pension Plan, such other retirement plans and the Excess Benefits Plan because of the limitations imposed by Section 415 and/or 401(a)(17) of the Internal Revenue Code on the amounts of benefits payable, the Company may provide such additional benefits to eligible officers, designated by the Board of Directors pursuant to a Supplemental Retirement Benefits Plan adopted by the Company in 1989. As of December 31, 1993, Messrs. Finnegan, Sidell and Colasacco were the only individuals named in the Summary Compensation Table covered by the Supplemental Retirement Benefits Plan.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     This Report reflects the Company's compensation philosophy and resulting actions taken by the Company for 1993, as shown in the various compensation tables above. The Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for Executive Officers of the Company and its affiliates. Directors who were also Executive Officers did not participate in votes concerning their own remuneration or plans under which they were eligible to receive any benefits.

     Compensation of Executive Officers of the Company has been designed generally to (i) compensate officers based upon corporate, business unit and individual performance; (ii) motivate key senior officers to achieve strategic business initiatives and reward them for their achievement; (iii) provide salary arrangements which are comparable to those of the Company's competitors, as described below under "Salary"; and (iv) align the interests of executives with the long-term interests of stockholders through award opportunities that can result in the ownership of Common Stock. The Committee does not at present, however, have any specific target level of Common Stock ownership.

     Generally, as an executive's level of responsibility increases, a greater portion of potential total compensation tends to be based upon performance incentives and less on salary and employee benefits, often causing greater variability in the individual's absolute compensation level from year to year. Generally, the higher one rises in the organization, the greater the mix of compensation shifts to reliance on the Common Stock through stock-based awards. Specific compensation and award levels, however, are not determined by any specific formulas, but rather by the Compensation Committee, using its discretion and considering subjective criteria.

     At present, executive compensation generally is comprised of salary, cash bonuses (in years in which the Company has, in the discretion of the Compensation Committee, satisfactory net earnings or the individual executive has made an unusual and meaningful contribution to the Company but without applying any specific formula), cash incentive compensation payments, long-term incentive opportunities in the form of stock options and restricted stock and other "fringe" benefits. Certain increases or additions to executive compensation require prior regulatory approval under the Company's Regulatory Agreement with the Federal Reserve Bank of Boston and the Massachusetts Commissioner of Banks.

     In 1993, Mr. Sidell ceased to be Chief Executive Officer and was replaced by Mr. Finnegan who was recruited from outside of the Company and who, prior to his arrival at the Company, held no economic interest in the Company's securities. Because of the foregoing, the Compensation Committee granted substantial stock compensation to Mr. Finnegan in 1993 and increased the emphasis of its compensation philosophy upon aligning the economic interests of the most senior Executive Officers with those of the Company's stockholders. It is expected that this trend will continue in 1994 as the Company completes the selection of its new senior management group.

GENERAL BACKGROUND

     As indicated in the Five-Year Stockholder Return comparison, which is found at the end of the discussion of Compensation of Executive Officers, the five-year performance (including reinvestment of dividends) of the Company's Common Stock has lagged behind both the Dow Jones Equity Market Index ("DJ Equity Index") and the Dow Jones Regional Bank, East Index ("DJ Banks East Index"). For the most recent one-year period, however, the increase in total return of the Company's Common Stock was 12.3% compared to increases of 9.9% and 4.6% for the DJ Equity Index and the DJ Banks East Index respectively.

     The following is a discussion of the Compensation Committee's bases for Mr. Finnegan's and Mr. Sidell's compensation reported for 1993, and its general policies with respect to the other executive officers named in the Summary Compensation Table. Mr. Finnegan began his service as Chief Executive Officer on April 1, 1993 and Mr. Sidell ceased being Chief Executive Officer on April 1, 1993.

SALARY

     The Company entered into an Employment Agreement with Mr. Finnegan as of April 1, 1993. The Employment Agreement set Mr. Finnegan's base salary at $300,000. Based upon salary surveys provided to the Compensation Committee, and a certificate provided by the Company's independent employee benefit and compensation consultants, this base salary is within the range of base salaries for Chief Executive Officers of other similarly-sized bank holding companies. Included in Mr. Finnegan's salary for 1993, as shown in the Summary Compensation Table above, was $30,000 representing additional compensation paid to Mr. Finnegan at the commencement of the Employment Agreement. Pursuant to a Transition Agreement, Mr. Sidell entered into a three year consulting arrangement with the Company as of July 1, 1993. The Transition Agreement provides, among other things, that Mr. Sidell, unless he breaches one of several negotiated covenants and agreements, receive consulting fees at the rate of $250,000 per annum through June 30, 1996. The Company's independent employee benefits and compensation consultants also certified that the Transition Agreement with Mr. Sidell met applicable banking safety and soundness standards. During the period from April 1, 1993 through June 30, 1993, while the terms of the Transition Agreement were being negotiated, Mr. Sidell received base salary at the rate of $250,000 per annum.

     With respect to the compensation of the other executive officers named in the Summary Compensation Table, the Executive Committee, in addition to other criteria, utilizes industry salary surveys of approximately 35 similarly-sized regional and national bank holding companies in order to determine the range of base salaries for various positions. As a general rule, the Committee has aimed to set executive officer salaries in the 50th to 75th percentile of the range of salaries for comparable positions in this group.

BONUS AWARD

     Mr. Sidell received no cash bonus in 1993. No profit-sharing grant was made to any employee by the Board of Directors in 1993. Mr. Finnegan received a $40,000 cash bonus in early 1994 to reflect his performance in 1993, based on a subjective determination of the Compensation Committee, considering in particular Mr. Finnegan's success in raising capital for the Company in 1993.

1993 STOCK AWARDS

     The Company's Stock Compensation Plan, approved by stockholders in 1992, permits the granting of several different types of stock-based awards. To date, two types of awards, stock options and restricted stock, have been granted to certain Executive Officers and other key employees. Mr. Finnegan was granted an aggregate of 150,000 options to acquire Common Stock and 60,000 shares of Restricted Common Stock during 1993. In addition, the Company agreed to grant Mr. Finnegan options for 200,000 shares of Common Stock, which were granted as of January 3, 1994. This amount was negotiated with Mr. Finnegan in connection with his hiring by the Company. See "Employment Agreements."

LIMITATION ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Internal Revenue Code was amended in 1993 to disallow deductions on annual compensation in excess of $1,000,000 for certain executives of public companies, beginning in 1994. The Compensation Committee has not yet conducted a formal review of the potential impact of this new law on the Company and therefore does not intend, at this time, to amend existing plans or take any other actions in response to this new law, other than the amendment to the Stock Compensation Plan, imposing a per-employee limit on annual grants, discussed in
Item 2 below. Based on a preliminary review, it appears that the short-term impact of this new law on the Company is not likely to be material. The Compensation Committee plans to monitor the impact of this new law on an annual basis, taking into consideration both the benefits of favorable tax treatment for the Company, on the one hand, and the necessity for the Compensation Committee to have the discretion to take appropriate steps to further its executive compensation philosophy and honor existing contractual obligations, on the other hand.

     This Report was submitted by the Compensation Committee which is comprised of the following Directors, none of whom are full-time employees of the Company or any of its subsidiaries:

                                          Paul D. Slater, Chairman
                                          Robert L. Culver
                                          Francis X. Messina

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1993, the following persons served for a portion or all of the year on the Compensation Committee: James M. Breiner, Robert L. Culver, Louis T. Falcone, Charles M. Goldman, Walter A. Guleserian, Wallace M. Haselton, Francis
X. Messina, Gerald M. Ridge, William Schwartz, Samuel Sheldon, Paul D. Slater and Michael J. Verrochi.

     Officers and Directors of the Company, and their associates, are customers of the Company and its subsidiaries and, as such, may have obtained loans and loan commitments in excess of $60,000. All such loans and loan commitments outstanding since the beginning of the last fiscal year, other than as noted below, were made in the ordinary course of business by the Company's banking subsidiaries and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable terms.

     The members of the Compensation Committee, and their respective associates, may have had an interest in certain transactions involving the Company or its subsidiaries during 1993. In addition to loan transactions and other customer transactions, during the past fiscal year the Company and its subsidiaries have used products or services of, and have had other transactions with various organizations with which officers and Directors of the Company are affiliated. The amounts involved have in no case been material in relation to the business of the Company and its subsidiaries and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that in the future the Company and its subsidiaries will continue to have transactions similar to those described in this paragraph.

     At December 31, 1993, loans to Director Messina or to his affiliated companies in the amount of approximately $25 million were characterized as Substandard, in the Company's internal risk rating profile. Such loans, at their highest point in 1993, aggregated approximately $31 million. Of the $25 million referred to above, $2.5 million represented a loan made to Director Messina and guaranteed by Director Falcone. Under the Company's definition, Substandard Assets are characterized by the distinct possibility that some loss will be sustained if the credit deficiencies are not corrected. However, the Substandard classification does not necessarily imply ultimate loss for each individual asset so classified. Subsequent to December 31, 1993, $6.3 million of these loans (including the $2.5 million loaned to Director Messina and guaranteed by Director Falcone) were repaid. All loans to Director Messina are variable rate loans. Interest rates on these loans range from USTrust's base rate plus 1/2% to its base rate plus 1%.

     Certain apparent and inadvertent violations of the insider lending provisions (and related lending limit provisions) of Regulation O of the FRB related to extensions of credit by USTrust to Director Francis X. Messina, a member of the Compensation Committee, have led the FDIC to require that corrective action be taken and to advise USTrust that the FDIC may consider the imposition of civil money penalties with respect to such matters. No FDIC representative has suggested to USTrust or the Company that there was any willful or intentional misconduct on the part of USTrust, Director Messina or USTrust's other institution-affiliated parties in connection with these matters.

     To address these issues, USTrust and Director Messina have undertaken a program to reduce the aggregate balance of Mr. Messina's outstanding loans from USTrust and to improve the collateral support for the remaining outstanding loan balance. The elements of this program have been communicated to and reviewed by the FDIC. In furtherance of the program, since late 1993, the outstanding principal of the aggregate loans to Director Messina and his related interests has been reduced by more than $11 million from approximately $30 million to less than $19 million, and such loans are now below all applicable lending limits. To date, the Company has incurred no losses with respect to any of these loans, although they are characterized as "Substandard" in the Company's internal risk rating profile, and all such loans are current as to both principal and interest.

     There has been no further action taken by any bank regulatory agency to date. The FDIC has the authority to levy civil money penalties of various amounts for violations of law or regulations, orders and written conditions and agreements, which, depending upon the nature and severity of the violations, may be, in situations where conduct has been egregious, as high as $1 million per day for the period during which such violation continues. In connection with the apparent violations described above, the FDIC has the authority to impose penalties on any of USTrust, its Board of Directors, officers of the Bank, Director Messina personally, "institution-affiliated parties" of USTrust or any combination thereof.

     While it is not possible to predict with certainty the probability of penalties being assessed, the person or persons upon whom any penalty would be assessed or the amounts of any such penalties, were they to be assessed, management of the Company believes that it is unlikely that this matter will have a material adverse effect on its financial condition or results of operations. Consequently, no provision in respect of penalties has been made in the Company's Consolidated Financial Statements.

     The law firm of Widett, Slater & Goldman, P.C., of which Charles M. Goldman, a former Director of the Company, was a member, rendered legal services as special counsel to the Company and its subsidiaries during 1993. Mr. Goldman is the brother-in-law of Director Siskind. Mr. Goldman is now a member of the law firm of Sullivan & Worcester. The law firm of Cadwalader, Wickersham & Taft, of which William Schwartz, a Director of the Company, is of counsel, rendered legal services as special counsel to the Company and its subsidiaries during 1993.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following table compares the total return on the Company's Common Stock over the last five years to the DJ Equity Index and the DJ Banks East Index. DJ
Banks East Index is comprised of approximately 15 of the largest regional banks headquartered in the Mid-Atlantic and New England States. Total return values for these indices were calculated based on cumulative total return values, assuming reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG UST CORP., DOW JONES EQUITY MARKET INDEX AND
                               BANKS, EAST INDEX
                         FISCAL YEAR ENDING DECEMBER 31

                                                                   DOW JONES
                                                   DOW JONES       REGIONAL
      MEASUREMENT PERIOD                          EQUITY MAR-     BANKS, EAST
    (FISCAL YEAR COVERED)          UST CORP.       KET INDEX         INDEX
             1988                   100.00          100.00          100.00
             1989                    93.00          131.00          102.00
             1990                    46.00          126.00           57.00
             1991                    47.00          167.00          106.00
             1992                    65.00          181.00          152.00
             1993                    73.00          199.00          159.00

                             EMPLOYMENT AGREEMENTS

     Mr. Finnegan has an Employment Agreement with the Company dated as of April 1, 1993, which has been amended twice to reflect additions to and changes in the terms of his stock compensation. The Employment Agreement has a three year term and provides that Mr. Finnegan will serve as Chief Executive Officer of the Company. Mr. Finnegan is paid a base salary of $300,000 per annum, is eligible for discretionary cash bonuses and is entitled to fringe benefits available to senior executives. Mr. Finnegan has received under the Employment Agreement, as amended, 60,000 shares of Restricted Common Stock which vest over a three-year period and an aggregate of 350,000 options to acquire the Company's Common stock at the exercise prices shown in the "Option Grants in 1993" table above for those options granted in 1993, and at $9.00 per share for those options granted on January 3, 1994. Mr. Finnegan has agreed to a non-competition provision in the Agreement. In the event of a Change-in-Control of the Company during the term of the Employment Agreement, Mr. Finnegan may elect (i) to terminate this Agreement and receive a payment equal to 150% of his "base amount" as defined under Section 280G(b)(3) of the Internal Revenue Code or, (ii) should his termination be involuntary, to sue for damages. Should Mr. Finnegan have any unvested shares of Restricted Stock or stock options at the time of a Change-in-Control, the higher the per share price paid by the acquiror in the Change-in-Control, the greater the number of shares and rights held by Mr. Finnegan which will be accelerated.

     Mr. Sidell entered into a Transition Agreement with the Company whereby he agreed to terminate his employment with the Company as of June 30, 1993, to continue his role as a Director of the Company, USTC and USTrust, and to serve as a consultant for three years and as Chairman of the Executive Committee of the

Company. Subject to Mr. Sidell's fullfillment of the obligations summarized below, during the three-year consulting period which began June 1, 1993, he will receive consulting fees paid at the rate of $250,000 per annum, life insurance benefits, payments to cover certain costs of medical insurance and certain other incidental benefits. When Mr. Sidell reaches age 65 (which would occur near the end of his consulting term), Mr. Sidell will also receive supplemental retirement benefits. In consideration of the foregoing, Mr. Sidell has agreed, among other items, (i) to promote the policies and practices of the Company as adopted and interpreted by the Company's Board of Directors and its Chief Executive Officer; (ii) to refrain from purchases of the Company's equity securities pursuant to a standstill provision; (iii) to refrain from competing with the Company; (iv) to renounce certain claims; and (v) to perform certain other agreements and covenants.

     The Company and Mr. Shediac are completing negotiations concerning the terms of a Separation Agreement. The Separation Agreement will remain subject to regulatory approval. Mr. Shediac is currently on leave of absence and it is contemplated that the Separation Agreement will provide for his termination of employment to occur on June 30, 1994, and for him to receive salary continuation and other benefits in an aggregate value of approximately $369,000. The Board of Directors also has agreed in 1994 to accelerate vesting of options to acquire 7,675 shares of the Company's Common Stock and of 5,433 shares of the Company's Restricted Common Stock.

     Mr. Morse entered into a Separation Agreement with the Company and UST/Connecticut pursuant to the terms of which Mr. Morse's employment with the Company and its affiliates terminated on November 28, 1993. Pursuant to the Separation Agreement, Mr. Morse received (i) salary continuation payments in the amount of approximately $267,000; (ii) a payment of $8,500 to cover certain costs of medical insurance, (iii) $20,000 paid directly to an outplacement consultant of Mr. Morse's choice, and (iv) certain other incidental benefits. The Board of Directors also agreed to accelerate the vesting of options to acquire 5,880 shares of the Company's Common Stock. In consideration of the foregoing, Mr. Morse agreed not to solicit for one year customers or employees of the Company or its affiliates. Mr. Morse also delivered to the Company a release from claims related to his employment.

     Mr. Truslow entered into a Separation Agreement with the Company and USTrust pursuant to the terms of which Mr. Truslow's employment with the Company and its affiliates terminated on August 31, 1993. Pursuant to this Separation Agreement, Mr. Truslow received (i) salary continuation payments in the amount of approximately $235,000; (ii) a payment of $5,000 to cover certain costs of medical insurance; (iii) $20,000 paid directly to an outplacement consultant of Mr. Truslow's choice; and (iv) certain other incidental benefits. The Board of Directors also agreed to accelerate the vesting of options to acquire 14,700 shares of the Company's Common Stock and of 6,667 shares of the Company's Restricted Common Stock.

                     CERTAIN TRANSACTIONS AND INDEBTEDNESS

     As described above under "Compensation Committee Interlocks and Insider Participation," the Company and its subsidiaries had certain lending and other transactions and relationships with directors, officers and 5% stockholders of the Company, and their associates, during 1993.

                    PROPOSED AMENDMENT TO STOCK COMPENSATION
                     PLAN TO AUTHORIZE THE GRANT OF 350,000
                ADDITIONAL SHARES OF THE COMPANY'S COMMON STOCK
                                (NOTICE ITEM 2)

     The Board of Directors, by vote adopted on March 15, 1994, adopted, subject to ratification by the stockholders, an amendment to the 1992 Stock Compensation Plan (the "Plan") which would increase the maximum amount of shares of the Company's Common Stock that may be subject to awards in 1994 by 350,000 additional shares. If the 350,000 shares or any portion thereof are unused in 1994, they would become available for distribution in subsequent years, as would the existing allocation for 1994, described in the next sentence. The Plan, as adopted in 1992, limits the number of shares available for grants in any year under the Plan to 1.25% of the total number of shares of the Company's Common Stock outstanding on January 1 of the applicable year, plus any shares which are available from unused allocations from prior years. At the time of adoption, neither the Board nor the stockholders knew that there would be a change in the Chief Executive Officer from Mr. Sidell to Mr. Finnegan in 1993. In order to attract Mr. Finnegan to accept the Chief Executive Officer position with the Company in 1993, the Company entered into an Employment Agreement with Mr. Finnegan whereby he received an aggregate of 350,000 stock options under the Plan. As a result, the Company used most of its 1993 and 1994 grant allocations under the Plan to compensate Mr. Finnegan. In order to enable the Board of Directors to provide appropriate stock incentives to other key executives, the Board recommends that the stockholders vote "FOR" this item.

     The Stock Compensation Plan adopted in 1992 provides for granting of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards and Performance Shares or a combination of the foregoing as a means through which the Company may attract and retain highly qualified officers and attract and encourage able persons to enter into and remain in its employ. The Plan is administered by the Compensation Committee of the Board of Directors. The Plan is designed to encourage key employees of the Company and its subsidiaries to acquire and maintain stock ownership, thereby strengthening their commitment to the welfare of the Company and promoting the identity of interests between shareholders and key employees.

     As of December 31, 1993, approximately 870 employees were eligible to receive grants under the Plan.

     The Plan provides that shares of the Company's Common Stock issued pursuant thereto may be authorized and unissued stock or treasury stock. In no event will the aggregate number of shares available for grants under the Plan in any year exceed 1.25% of the total number of shares of the Company's outstanding shares as of January 1 of that year, plus (if the proposed amendment is adopted) 350,000 additional shares for grants in 1994, plus any shares which are available from unused allocations (including any portion of such 350,000 additional shares not used in 1994) from prior years. The number of shares issuable is subject to adjustment due to stock dividends, stock splits or other changes in capitalization of the Company. Shares of stock covered by expired or terminated Stock Options, Restricted Stock Awards or Performance Shares may be used for subsequent awards under the Plan. In addition to the foregoing aggregate limitations, the Plan has been amended by the Board of Directors to add an additional limitation, prohibiting any employee from receiving aggregate option, restricted stock or performance share grants or awards under the Plan exceeding 400,000 shares of Common Stock in 1994, or 175,000 in any subsequent year.

STOCK OPTIONS

     The Plan permits awards of Stock Options, which may be Incentive Stock Options ("ISOs") or Nonqualified Stock Options, to be made to employees. ISOs that are granted shall have an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant, and shall have a term fixed by the Committee, and shall have a term of not more than ten years from the date of grant. Options granted under the Plan may not be transferred except by will or the laws of descent or distribution and shall be exercisable (not prior to six months from the date of grant) in accordance with the terms established by the Committee. The total purchase price of any shares of the Company's Common Stock purchased on the exercise of Stock Options must be paid either in cash on the date of exercise of the Option, in shares of the

Company's Common Stock having a fair market value equal to such purchase price, or in a combination of cash and stock. The aggregate fair market value of shares of the Company's Common Stock subject to ISOs granted to any employee which first became exercisable in any calendar year may not exceed $100,000.

     Stock Options may be exercised during varying periods of time after an employee's termination of employment, depending upon the reason for the termination of employment. All Stock Options may be exercised at any time prior to the expiration date of the Options or within one year following death or disability, whichever period is shorter, provided, however, that in the case of ISOs the favorable tax treatment available under Section 422 of the Internal Revenue Code, as amended, will not be available if such Options are not exercised within the required statutory time period. If employment is terminated for reasons other than death or disability, stock Options may be exercised at any time prior to the expiration date of the Options or within three months following such termination of employment, whichever period is shorter, provided, however, that the Committee may extend such period from three months to one year. Stock Options may only be exercised to the extent that they were exercisable at the date of termination of employment, and in no event may a stock Option be exercised after the expiration of its term.

RESTRICTED STOCK AWARDS

     The Compensation Committee may also grant Restricted Stock Awards that result in shares of the Company's Common Stock being issued to a Company participant, subject to restrictions against disposition during a restricted period established by the Compensation Committee. During the restricted period, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions thereon subject to the same restrictions as the Restricted Stock. If a participant terminates employment during the restricted period, all shares still subject to the award's restrictions will be forfeited and returned to the Company, subject to the right of the Committee to waive or modify such restrictions in the event of termination of employment for any reason.

PERFORMANCE SHARES

     The Plan also permits the Compensation Committee to make grants of Performance Shares contingent upon the Company's (or one of its units) attainment of specified performance objectives over a specified performance measurement period. A Performance Share is equivalent to one share of the Company's Common Stock. No Performance Shares have been issued to date.

     Performance objectives may relate to such financial and other objectives of the Company (or one of its units) as the Compensation Committee shall determine. The amount earned in respect to an award of Performance Shares will vary with the extent to which a particular performance goal is achieved by a particular participant. Payment of the earned portion of an award will be made as soon as administratively practicable after the end of the performance measurement period. Payment with respect to an award will be made in shares of the Company's Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

     The grant of an ISO or a Nonqualified Stock Option will not result in income for the participant or in an income tax deduction for the Company.

     The exercise of a Nonqualified Stock Option will generally result in taxable income to the participant and a deduction for the Company, in each case measured by the difference between the purchase price and the fair market value of the shares of the Company's Common Stock at the time of exercise at which time income tax withholding will be required.

     The exercise of an ISO will not result in income for the participant if the participant (a) does not dispose of the shares of the Company's Common Stock within two years after the date of grant and one year after exercise and (b) is an employee of the Company or one of its subsidiaries from the date of grant until six months before the exercise. If these requirements are met, the tax basis of the shares upon later disposition will be the purchase price. Any gain will be taxed to the participant as long-term capital gain and the

Company will not be entitled to a deduction. The excess of the market value on the exercise date over the purchase price is an item of tax preference, potentially subject to the alternative minimum tax. If the participant disposes of the shares prior to the expiration of either of the holding periods, the participant will recognize taxable income and the Company will be entitled to a deduction equal to the lesser of (i) the fair market value of the shares on the exercise date minus the purchase price or (ii) the amount realized on disposition minus the purchase price. Any gain greater than the taxable income portion will be treated as long term or short term capital gain.

     The grant of Restricted Stock should not result in income for the participant or in a deduction for the Company for Federal income tax purposes, assuming the shares are subject to restrictions resulting in a "substantial risk of forfeiture", as intended by the Company. Generally, a participant will realize taxable income when the restrictions lapse. The amount of such income will be the value of the shares of the Company's Common Stock on that date. Dividends paid on the shares of the Company's Common Stock and received by the participant during the restricted period would also be taxable income to the participant. In all cases, the Company will be entitled to a tax deduction to the extent that, and at that time that, the participant realizes taxable income at which time income tax withholding will be required.

     The grant of a Performance Share will not result in income for the participant or in a deduction for the Company. Upon the receipt of shares of the Company's Common Stock in payment of a Performance Share, the participant will generally recognize taxable income and the Company will be entitled to a deduction measured by the fair market value of the shares. Income tax withholding will be required.

CHANGE IN CONTROL PROVISIONS

     In the event that (i) the Company is a party to a merger or consolidation agreement, (ii) 50% or more of the combined voting power of the Company's then outstanding securities is beneficially owned by a corporation, other person or group, or (iii) there is a change in control (as otherwise defined in the Plan) of the Company, unless the Board of Directors otherwise directs by resolution adopted prior thereto, all Stock Options awarded or granted under the Plan generally become immediately exercisable, the restricted periods with respect to Restricted Stock Awards shall expire and all incomplete performance measurement periods for Performance Shares shall be treated as though they had ended as of the date of the most recently completed full fiscal year and the Committee shall determine the amount of awards to be paid to participants.

                  OPTION GRANTS UNDER STOCK COMPENSATION PLAN

     As of March 7, 1994, options for the purchase of a total of 483,600 shares of Common Stock were outstanding under the Plan (of which 120,340 were exercisable as of such date), and an additional 82,980 shares remained available for grant in 1994 under the Plan. The closing price of the Company's Common
Stock at March 7, 1994 was $12.125 per share. The following table sets forth information as of March 7, 1994, with respect to stock options which have been received since the Stock Compensation Plan was adopted by the Company by (i) each of the Company's Chief Executive Officer and the other past or present executive officers of the Company named in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all current executive officers of the Company as a group, (iv) all current directors of the Company other than those who are executive officers, as a group, and (v) all employees of the Company, excluding executive officers, as a group.

                                                                         OPTIONS
              NAME AND POSITION                                          (SHARES)
              -----------------                                          --------
            Neal F. Finnegan...........................................   350,000
              President and Chief Executive Officer of the Company
            Domenic Colasacco..........................................     --
              Executive Vice President of the Company, Chairman and
                 President, USTC
            Theodore M. Shediac........................................     5,000
              Chairman, USTrust
            Kathie S. Stevens..........................................    35,000
              Executive Vice President and Senior Lending Officer,
                 USTrust
            Eric R. Fischer............................................    10,300
              Executive Vice President, General Counsel and Clerk of
                 the Company
            Robert G. Truslow..........................................     --
              Former President, USTrust
            Frank A. Morse.............................................     --
              Former President, UST Bank/Connecticut
            James V. Sidell............................................     --
              Chairman of the Executive Committee and Former President
                 and Chief Executive Officer of the Company
            Francis X. Messina.........................................     --
            Samuel B. Sheldon..........................................     --
            All current executive officers as a group..................   473,600
            All current directors of the Company, excluding executive
              officers, as a group.....................................     --
            All employees of the Company, excluding executive officers,
              as a group...............................................    10,000

     The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, is required to ratify the adoption and approval by the Board of Directors of the proposed amendment to the Company's Plan. In this connection, abstentions and broker non-votes will have the same effect as negative votes. If the proposed amendment to the Plan is not approved at the Meeting, the Company's 1992 Stock Compensation Plan, as now in effect without the proposed amendment, will remain in full force and effect.

                       EXECUTIVE OFFICERS OF THE COMPANY

EXECUTIVE POLICY COMMITTEE

     In 1987, the Board of Directors of the Company created an Executive Policy Committee which is the primary management forum of the Company for all strategic and policy decisions. All decisions of the Executive Policy Committee are subject to the review and approval of the Board of Directors of the Company. The Executive Policy Committee has been directed by the Board of Directors to make recommendations to the Board concerning adoption of policies, strategies and programs concerning the following, among other matters: (a) acquisitions and dispositions of corporate entities, assets and/or investments; (b) the issuance of equity and/or debt; (c) engaging in new business activities; (d) the hiring, termination, training and motivation of senior management; (e) the development of marketing programs concerning financial services; (f) improvements to operations, service delivery and implementation of procedures for cost control;
(g) improvements to the financial reporting and financial control systems; (h) improvements to the business information systems; and (i) improvements concerning risk management and legal and regulatory compliance programs. As of March 25, 1994, there were 11 members of the Executive Policy Committee. The members of the Committee are identified and the background of each Committee member is set forth below under "Executive Officers."

EXECUTIVE OFFICERS

     The names and ages of the executive officers of the Company and each executive officer's position with the Company and its subsidiaries are listed below. Each such executive officer is elected annually by the Directors of the Company (or the Directors of the applicable subsidiary of the Company) and serves until his or her successor is duly chosen and qualified or until his or her earlier death, removal or disqualification.

                                      POSITIONS AND OFFICES WITH THE COMPANY (AND/OR WHERE
           NAME, (AGE)                APPROPRIATE, POSITION WITH ONE OF THE COMPANY'S SUBSIDIARIES)
- ----------------------------------   -------------------------------------------------------------
*Neal F. Finnegan (56)............   President, Chief Executive Officer and Director
                                     of the Company and USTrust and Director, USTC
 Paul M. Siskind (79).............   Chairman of the Board of Directors of the
                                     Company
 William Schwartz (61)............   Chairman of the Company and Vice Chairman of the
                                       Board of Directors of the Company
*Walter E. Huskins, Jr. (54)......   Executive Vice President/Administration of the
                                       Company
*Domenic Colasacco (45)...........   Executive Vice President of the Company and
                                       Chairman of the Board and President of USTC
*Eric R. Fischer (48).............   Executive Vice President, General Counsel and
                                     Clerk of the Company and Executive Vice
                                       President, General Counsel and Secretary of
                                       USTrust and USTC
*William C. Brooks (57)...........   Senior Vice President, Treasurer, and Chief
                                     Financial Officer of the Company
*Linda J. Lerner (49).............   Senior Vice President/Human Resources of the
                                       Company
*Theodore M. Shediac (54).........   Chairman of the Board, USTrust
*Kathie S. Stevens (43)...........   Executive Vice President and Senior Lending
                                     Officer, USTrust
*Kenneth L. Sullivan (57).........   President, UST Data Services Corp.
*Robert T. McAlear (51)...........   Vice Chairman, USTrust
*Katherine C. Armstrong (48)......   Senior Vice President/Credit Administration of
                                     the Company
 George T. Clarke (47)............   Vice President and Controller of the Company
 P. Clarke Dwyer (62).............   Senior Vice President/Loan Review of the Company

- ---------------

*Member, Executive Policy Committee

     The following sets forth the principal occupation during the past five years of each of the executive officers of the Company.

     Mr. Finnegan has served as President and Chief Executive Officer of the Company since April 1993. During the prior five years, Mr. Finnegan was Executive Vice President in charge of Private Banking at Bankers Trust Company, New York, New York. From 1986 to 1988, Mr. Finnegan was President and Chief Operating Officer of Bowery Savings Bank in New York City. From 1982 to 1986 he was Vice Chairman of Shawmut Corporation in Boston. Mr. Finnegan also serves as Vice Chairman of the Board of Trustees of Northeastern University. Mr. Finnegan is also a Director, President and Chief Executive Officer of USTrust and a Director and Chairman of the Executive Committee of USTC.

     Mr. Siskind has served as Chairman of the Board of the Company since 1967. He was Chief Operating Officer of the Company from 1976 through 1984 and General Counsel of the Company in 1984 and 1985. From 1966 through 1976, Mr. Siskind served as Dean of Boston University School of Law.

     Mr. Schwartz has served as Chairman of the Company since April 1993. Mr. Schwartz has been Vice Chairman of the Board of Directors of the Company since 1981. Mr. Schwartz is Vice President/Academic Affairs at Yeshiva University and is of counsel to the New York law firm of Cadwalader, Wickersham & Taft. Mr. Schwartz formerly served as Dean of Boston University School of Law.

     Mr. Huskins was elected Executive Vice President / Administration of the Company in August 1993. Mr. Huskins is also responsible for the leasing and retail banking activities of the Company. Prior to joining the Company, Mr. Huskins served as President, Sterling Protection Company, Watertown, MA (security systems) from 1990 to 1993 and as Vice Chairman of Chancellor Corporation, Boston, MA (leasing) from 1977 to 1989.

     Mr. Colasacco was elected Executive Vice President and a Director of the Company in 1990. In 1993, he was also elected Chairman of the Board and President of USTC. Prior to that time, he served as an Executive Vice President of USTC. He also directs the asset management and investment activities of the Company and its subsidiaries. Mr. Colasacco has been an officer of the Company or of one of its subsidiaries since 1974.

     Mr. Fischer was elected Executive Vice President, General Counsel and Clerk of the Company in 1992. Prior to 1992, he served as Senior Vice President, General Counsel and Assistant Clerk of the Company. Before joining the Company in 1986, he served as Assistant General Counsel of Bank of Boston Corporation and its principal subsidiary, The First National Bank of Boston. Mr. Fischer is, and has been since 1984, a member of the faculty of the Morin Center for Banking Law Studies of Boston University School of Law. He also serves as Executive Vice President, General Counsel and Secretary of USTC and USTrust, as a Director and Clerk of UST Leasing Corporation, as Clerk of UST Data Services Corp. and UST Capital Corp. and as Assistant Secretary of UST Bank/Connecticut.

     Mr. Brooks has been a Senior Vice President of the Company since 1984 and Treasurer since 1980. He is Chairman of the Asset and Liability Management Committee of the Company. In addition, he serves as a Director of UST Data Services Corp. and as a Director and Treasurer of UST Leasing Corporation. Mr. Brooks has been an officer of the Company since 1967.

     Ms. Lerner has served as Senior Vice President of the Company since she joined the Company in 1988. She directs the Human Resources activities of the Company. Prior to her joining the Company, Ms. Lerner served in a similar capacity for the Provident Institution for Savings in Boston.

     Mr. Shediac was elected Chairman of the Board of USTrust in 1993. Prior to that time, he served as President of USTrust. His primary responsibilities involve the retail banking operations of the Company's banking subsidiaries. Mr. Shediac has been an officer of the Company or its subsidiaries since 1980.

     Ms. Stevens was elected Executive Vice President and Senior Lending Officer of USTrust in 1993. Since joining the Company in 1985 and until 1993, Ms. Stevens served in the commercial banking function of USTC as Senior Vice President from 1985 through 1990 and as Executive Vice President from 1990 until 1993.

     Mr. Sullivan has served as President of UST Data Services Corp. since he joined the Company in 1988. In that capacity, he has responsibility for the data processing and information systems of the Company as well as for its operations activities. Prior to 1988, Mr. Sullivan served as Executive Vice President of Operations with BayBanks Systems, Inc. in Waltham, MA.

     Mr. McAlear has served as Vice Chairman of USTrust since he joined the Company in 1990. His primary responsibilities involve the supervision of the controlled loan and real estate lending and workout functions of USTrust and the Company. Prior to 1990, Mr. McAlear served as an Executive Vice President in the lending area of the Bank of New England.

     Ms. Armstrong was named Senior Vice President / Credit Administration of USTrust in February 1994. She has served in the credit administration and credit risk control functions of USTC from 1985 until the end of 1992. At that time, she assumed similar responsibilities at USTrust. Ms. Armstrong is the Chairman of the Senior Credit Committee of the Company, USTrust and UST Bank/Connecticut.

     Mr. Clarke has served as Vice President and Controller of the Company since 1988. Prior to joining the Company, Mr. Clarke was Deputy Comptroller of The First National Bank of Boston.

     Mr. Dwyer was elected Senior Vice President / Chief Loan Review Officer of the Company in August 1993. Prior to joining the Company, Mr. Dwyer served as Senior Vice President / Loan Workout at First New Hampshire Bank, Manchester, NH, from 1990 through mid-1993. Prior to 1990, Mr. Dwyer was Senior Vice President of Corporate Credit Review at Shawmut Bank, N.A. in Boston, MA.

     There are no arrangements or understandings between any executive officer and any other person pursuant to which he or she was selected as an executive officer.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Arthur Andersen & Co., independent certified public accountants, as auditors of the Company for 1994. The Company has been advised by such firm that neither it nor any member or associate of such firm has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Arthur Andersen & Co. have served as the Company's independent auditors since its organization in 1967.

     Representatives of Arthur Andersen & Co. will be present at the Annual Meeting, will have an opportunity to make any statement they may desire to make, and will be available to answer appropriate questions from stockholders.

                      ACTION TO BE TAKEN -- OTHER BUSINESS
                                (NOTICE ITEM 3)

     As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any business other than the two specific items listed in the notice, and it has not been informed of any business intended to be presented by others. Should any other matters, however, properly come before the meeting, the persons named in the enclosed Proxy will take action, and vote Proxies, in accordance with their judgment on such matters.

     Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

                        SECURITY OWNERSHIP OF MANAGEMENT

     As of March 7, 1994, there were, to the knowledge of the Company, no stockholders who beneficially owned more than five percent of the Company's Common Stock.

     The following table shows the number of shares and percentage of the Company's Common Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table above and by all directors and officers of the Company as a group, as of March 7, 1994:

                                                         AMOUNT AND NATURE OF       PERCENT OF
              NAME                                      BENEFICIAL OWNERSHIP(1)      CLASS(1)
              ----                                      -----------------------     ----------
        James M. Breiner............................             107,722               *
        Domenic Colasacco...........................              54,803(2)            *
        Robert L. Culver............................                   0               *
        Neal F. Finnegan............................             260,187(3)          1.49%
        Eric R. Fischer.............................              36,795(4)            *
        Walter A. Guleserian........................               5,354               *
        Louis T. Falcone............................             376,811(5)          2.16%
        Wallace M. Haselton.........................              80,616               *
        Francis X. Messina..........................             407,542(6)          2.34%
        Frank A. Morse..............................              36,291(7)            *
        Gerald M. Ridge.............................              47,817(8)            *
        Theodore M. Shediac.........................              54,245(9)            *
        William Schwartz............................               5,775(10)           *
        Samuel B. Sheldon...........................              44,379(11)           *
        James V. Sidell.............................             778,946(12)         4.47%
        Paul M. Siskind.............................             163,890(13)           *
        Paul D. Slater..............................             119,327(14)           *
        Kathie S. Stevens...........................              53,533(15)           *
        Robert G. Truslow...........................              41,962(16)           *
        Michael J. Verrochi.........................             186,754(17)         1.07%
        All Directors and Officers as a group (27
          persons)                                             3,335,898(18)        19.16%

- ---------------

  *  Less than 1%.

 (1) Information as to the interests of the respective executive officers, directors and nominees has been furnished in part by them. As of March 7, 1994, all such shares are held of record unless otherwise indicated. The inclusion of information concerning shares held by or for their spouses, children or by trusts or corporations in which they have an interest does not constitute an admission by such persons of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning. With respect to the directors, each Director of the Company as of December 19, 1989, who was not also an officer of the Company, received options in 1989 to purchase 5,250 shares of Common Stock of the Company at a price of $6.07 per share pursuant to the Company's Directors' Stock Option Plan. Eighty percent of each grant is exercisable within 60 days of the May 17, 1994 scheduled date of the Meeting.

 (2) Mr. Colasacco's wife beneficially owns an additional 189 shares of the Company's Common Stock as to which Mr. Colasacco disclaims any beneficial interest. The number of shares reported includes 7,983 shares held for Mr. Colasacco's benefit under the Company's Employee Stock Ownership Plan.

 (3) Includes 60,000 shares of Common Stock awarded as Restricted Stock pursuant to the Company's Stock Compensation Plan and an aggregate of 175,000 shares which Mr. Finnegan has the present right to acquire through the exercise of stock options. Also includes 187 shares held for Mr. Finnegan's benefit under the Company's Employee Stock Ownership Plan.

 (4) Includes an aggregate of 28,780 shares which Mr. Fischer has the present right to acquire through the exercise of stock options, 1,667 shares which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan, and 1,840 shares held for Mr. Fischer's benefit under the Company's Employee Stock Ownership Plan.

[FN]
 (5) Does not include 10,321 shares held by Mr. Falcone's wife and an aggregate of 99,607 held directly by Mr. Falcone's son or in trusts as to which Mr. Falcone's son is the trustee or custodian.

 (6) See discussion covering "Compensation Committee Interlocks and Insider Participation" above.

 (7) Includes 10,000 shares held by Mr. Morse's spouse and 11,591 shares held for Mr. Morse's benefit under the Company's Employee Stock Ownership Plan.

 (8) Includes 3,242 shares owned by Gerald M. Ridge Corp. of which Mr. Ridge is President.

 (9) Includes 14,700 shares of Common Stock which Mr. Shediac has the present right to acquire and 6,234 shares held for Mr. Shediac's benefit under the Company's Employee Stock Ownership Plan.

(10) All 1,575 shares are held jointly with Mr. Schwartz's wife.

(11) Does not include an aggregate of 14,277 shares held by Mr. Sheldon's two sons, who are adults, and as to which shares Mr. Sheldon disclaims any beneficial interest.

(12) Includes 757,386 shares held directly. Also includes 21,560 shares held for Mr. Sidell's benefit under the Company's Employee Stock Ownership Plan. Does not include 614,727 shares of Common Stock beneficially owned by Mr. Sidell's former spouse, Barbara C. Sidell, as to which Mr. Sidell disclaims any beneficial ownership. Also does not include 53,306 shares owned by the daughters and grandchildren of James V. Sidell and Barbara Sidell, as to which shares Mr. Sidell disclaims any beneficial ownership. Furthermore, does not include an aggregate of 1,463 shares of Common Stock held by Mr. Sidell's wife Louisa Kasdon-Sidell and Mr. Sidell's stepchildren, both of whom are minors, as to all of which Mr. Sidell disclaims any beneficial ownership.

(13) Includes 9,702 shares held by Mr. Siskind's wife and 59,977 shares held by Mr. Siskind in a fiduciary capacity with both voting and dispositive powers.

(14) Does not include 74,369 shares owned by Mr. Slater's sister as to which shares Mr. Slater disclaims beneficial ownership. The number of shares reported are held by Mr. Slater and his wife as tenants by the entirety.

(15) Includes an aggregate of 42,190 shares which Ms. Stevens has the present right to acquire through the exercise of stock options, 3,333 shares of Common Stock which remain subject to forfeiture as Restricted Stock pursuant to the Company's Stock Compensation Plan and 1,343 shares held for Ms. Steven's benefit under the Company's Employee Stock Ownership Plan.

(16) Includes 15,750 shares held by Mr. Truslow's spouse and 2,020 shares held for Mr. Truslow's benefit under the Company's Employee Stock Ownership Plan.

(17) Includes 31,361 shares held of record, 81,200 shares held by an affiliated realty trust and 69,993 shares held by a corporation of which Mr. Verrochi is President.

(18) The amount includes 427,525 shares of Common Stock subject to exercisable outstanding stock options and also includes 406,157 shares held by the Company's subsidiary, United States Trust Company, as trustee under the Company's Employee Stock Ownership Plan and allocated to such directors and officers.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company may present a proposal for consideration at future meetings of the stockholders of the Company. Any proposal for consideration at next year's meeting of stockholders must be received by the Company at its principal executive offices, 40 Court Street, Boston, Massachusetts 02108, Attention: Eric R. Fischer, Executive Vice President, General Counsel and Clerk, no later than December 21, 1994, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, May 16, 1995, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

                        ADDITIONAL FINANCIAL INFORMATION

     Stockholders desiring additional information about the Company and its operations should refer to the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1993, a copy of which constitutes a portion of the Annual Report to Stockholders mailed prior to or with this Proxy Statement.

                                          By Order of the Board of Directors



                                          ERIC R. FISCHER
                                          -------------------------------------
                                          ERIC R. FISCHER
                                          CLERK

Dated: April 20, 1994
       Boston, Massachusetts

                                   UST CORP.
                    Proxy For Annual Meeting of Stockholders
          This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of UST Corp., a Massachusetts corporation (the "Company"), hereby constitutes and appoints Paul M. Siskind, Neal F. Finnegan and Eric R. Fischer, and each of them, his attorneys and Proxies (with full power of Substitution in each), and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on March 31, 1994 at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 17, 1994 and at any adjournments thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned holder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.

Comments/Address Change:______________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

x PLEASE MARK VOTES AS IN THIS EXAMPLE.



1.  Election of Directors               With-     For All       2.  Authorizing the Proxies to vote     For   Against  Abstain
                                   For  Hold      Except        in favor of an amendment to the         / /    / /       / /
                                   / /   / /       / /          Company's Stock Compensation
                                                                Plan to increase the number of shares
Domenic Colasacco, Francis X. Messina,                          of the Company's Common Stock that may
Samuel B. Sheldon, James V. Sidell                              be granted under the Plan in 1994 by
                                                                350,000 additional shares.
INSTRUCTION:  To withhold authority to vote for
any individual nominee, mark the "For All Except"
box and write that nominee's name on the line
provided below.

__________________________________________________


                                                                Mark box at right if comments or address             / /
                                                                change has been noted on reverse side of card

RECORD DATE SHARES:

In their discretion, the Proxies are
authorized to vote upon other business as may come before the Meeting.

(Signature) x: _______________________________ Date:

(Signature) x: _______________________________ Date:
Note:     Please sign exactly as name appears hereon.  Joint owner should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                   UST CORP.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope. Your vote must be received prior to the Annual Meeting of Stockholders, May 17, 1994.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


UST Corp.